Anterix

January 22, 2025

Thomas R. Kuhn
612 Ocean Club Court
Ameila Island, Florida 32034

Dear Tom,

On behalf of Anterix Inc., ("Anterix" or "Company"), I am pleased to confirm our oral offer of employment to you for the position of Executive Chairman of the Board of Directors effective **January 22, 2025**. In that Executive Chairman capacity, you will serve at the pleasure of the Board and will work closely with the President and CEO on the Company's overall utility engagement strategy and will Chair the newly formed Utility Engagement Committee, which will also involve working closely with the President & CEO to determine the Committee's areas of focus and deliverables. The energy and experience you will bring to our organization will help move us forward on our journey to becoming the premier provider of 900MHz spectrum-based solutions.

Your employment is subject to the terms and conditions set forth in this letter, which override anything communicated to you as part of the hiring process or any other communication about your employment with Anterix. Subject to Anterix's compensation practices, guidelines and policies, as may be updated by the Company from time-to-time, the key terms of our offer and the benefits currently provided by the Company are as follows:

1. **Starting Salary.** Your starting annual compensation will consist of cash and equity as follows: $65,000 per year in cash (as may be adjusted from time to time) (your "Salary") plus the equivalent of $220,000 in equity per year as described below, and subject to the approval requirements set forth, in paragraph 2 below ("Equity", and together with your Salary your "Annual Compensation"), less all applicable deductions and withholdings required by law. The Salary shall be payable at the times and in the installments consistent with the Company's then current payroll practice. Your Salary is subject to periodic review and adjustment in accordance with the Company's policies as in effect from time to time.

2. **Equity Compensation**. As stated above and as part of your Annual Compensation, subject to approval of the Company's Board or a committee appointed by the Board, you may receive an annual award of restricted stock units ("RSUs") equal to the value of $220,000 on the date of grant, subject to the terms and conditions of the Company's 2023 Stock Plan (as such plan may be amended, supplemented or replaced, the "Plan") and an RSU agreement between you and the Company in the form approved by the Board or a committee appointed by the Board. These RSU's shall vest 100% on the first anniversary of the grant date. The right to settlement of an RSU award will be subject to your continued service over the vesting period, the restrictions, terms and conditions set forth in the Plan and the RSU agreement, and compliance with applicable Company policies and securities and other laws.

Additional "Sign-On" Equity - In addition to the Equity described in paragraphs 1 and 2 herein, you will also be granted a one-time time-based Stock Option Award valued at eight hundred eighty five thousand US dollars (US $885,000.00) in the aggregate, as specifically described herein and in Schedule A attached hereto (the "Sign-On Award"). The Sign-On Award will be granted by the Board or a committee appointed by the Board as soon as reasonably practicable following the date this letter is signed and delivered by you.

The Sign-On Award will be subject to the terms and conditions of the Plan, and the terms of a stock option grant Agreement. If your employment with the Company ends for any reason (or no reason), you will be entitled to the accelerated vesting terms (if any) for the Sign-On Award specified in Schedule A and in the applicable equity grant agreement.

3. **Director Compensation.** As an employee of the Company, you are not eligible to participate in the non-employee director compensation program. However, your outstanding non-employee director equity awards will continue to vest with your continued service as a director and will otherwise remain in effect in accordance with their terms and conditions.

4. **Confidentiality.** As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, this offer of employment is contingent upon your signing the Company's standard Employee Confidentiality and Non-Disclosure Agreement. The Company does not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or other entity or to violate any other obligations you may have to any former employer or other entity. You represent that your signing of this offer letter, the Company's Employee Confidentiality and Non-Disclosure Agreement, and your commencement of employment with the Company, will not violate any agreement currently in place between yourself and current or past employers or other entities. You also acknowledge that you are subject to certain confidentiality obligations as a director of the Company which are in addition to the confidentiality obligations contained herein or with respect to any other agreement with the Company.

5. **Employment Relationship/At-Will Employment.** You will be subject to all applicable employment and other policies of Anterix as outlined in any current or future Employee Handbook and elsewhere. While we look forward to a long and successful relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any or no reason, at any time, with or without prior notice and with or without cause. Further, your participation in any stock incentive program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and a duly authorized officer of the Company. Without limitation of the foregoing, your employment with the Company as Executive Chair will terminate as of the date you cease to be Chairman of the Board of Directors.

6. **Part-Time Status/Benefits** As a part-time employee, you will not be eligible for benefits offered by the Company to its full-time employees (e.g., Medical, Dental, Vision, 401(k) Participation; Long-Term Disability, Executive Severance Plan, Life Insurance, etc.).

7. **Contingencies**. In addition to the other conditions contained herein, this offer of employment is contingent upon: (i) successful completion of a drug screen; (ii) verification of your right to work in the United States, as demonstrated by your completion of the Form I-9 and your submission of acceptable documentation (as noted on the Form I-9) verifying your identity and work authorization; (and (iii) your execution of Anterix's standard Employee Confidentiality and Non-Disclosure Agreement. This offer will be withdrawn if any of these conditions are not satisfied.

8. **Acceptance.** This offer letter overrides anything communicated to you orally or in writing during the hiring process or as part of any other communication about your employment with Anterix. By accepting this offer, you confirm that you are able to accept this job and carry out the work involved without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employer. You also confirm that you will inform Anterix about any such restrictions. You further confirm that you will not remove or copy any documents or proprietary data or materials of any kind, electronic or otherwise, from your current or former employer to Anterix without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with Anterix.

All of us at Anterix are excited about the prospect of you joining our team. If you have any questions about the above details, please call me immediately. If you wish to accept this offer, please sign the copy of this letter in the space provided with your name in DocuSign and return it to me via DocuSign within 2 days. By signing this offer letter, you acknowledge that you understand and agree to the terms and conditions of this offer letter.

DocuSigned by:
Gretchen Starcher
2922C01A55394D0...

Gretchen Starcher
Chief People Officer
Anterix Inc.

Acceptance of Offer

I have read, understand and accept all the terms of the offer of employment set forth in this letter and I accept each of those terms. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in this letter.

Signed by:
Thomas Kuhn
CF6B103F73E3461...

Thomas Kuhn

1/22/2025 | 13:52 EST
Date

cc Scott Lang

Schedule A

The Sign-On Award (the "Stock Option")

GRANTEE	STATE OF RESIDENCE	VALUE OF NUMBER OF OPTION SHARES GRANTED (1)	VESTING SCHEDULE
Thomas R. Kuhn	FL	$885,000.00	(A)

(1) Number of shares calculated utilizing a Black Scholes Valuation Model using the closing sale price of the Company's common stock on the Nasdaq Capital Market on the Grant Date (rounded down to the nearest whole share).

(A) Options granted hereunder will vest 100% on the third anniversary of the Grant Date and will be subject to acceleration as set forth below. The term of the Stock Option will be 10 years from the Grant Date.

Other Terms Applicable to this Stock Option Grant:

1) The exercise price of the Stock Option will be set at the closing sale price of the Company's Common Stock on the Nasdaq Capital Market on the Grant Date.
2) The Stock Option shall be subject to the terms and conditions of the Plan, the form of Stock Option Agreement used for Option Grants, and the terms contained herein. In accordance with the Plan, the term of the Stock Option will be 10 years from the Grant Date.
3) For the avoidance of doubt, should you not be re-elected by the stockholders of the Company at any annual or special meeting or be removed by the stockholders of the Company at any annual or special meeting, you will not be eligible to receive any acceleration of the Sign-On Award detailed below and the Sign-On Award shall be forfeited if not vested.
4) **Acceleration:**

Involuntary Termination: If you are subject to an Involuntary Termination, as defined below, whether or not in connection with a change of control, the vesting of the Sign-On Award shall be accelerated on a pro rata basis determined by multiplying the total number of unvested option shares by a fraction, the numerator of which is the number of full and partial months (rounded up) that the you have been employed and the denominator of which is 36 months. In addition, you may exercise your vested option shares under the Sign-On Award until the earlier of (i) a period of nine (9) months following the effective date of his Involuntary Termination or (ii) the expiration date of the Stock Option.

Upon any termination (including voluntary termination or termination for Cause) other than Involuntary Termination: None of the Stock Option that remains unvested shall vest and any such unvested shares shall expire unvested.

Release Agreement: Notwithstanding anything to the contrary herein, any accelerated vesting of the Stock Option is contingent upon you executing a Release Agreement consistent with the terms of the Company's Executive Severance Plan and the Release Agreement becoming effective.

Definitions: The following terms shall have the meanings set forth below:

The term "**Involuntary Termination**" means (i) the Company's termination of your service as an employee of the Company for reasons other than Cause or (iii) if you resign your services as an employee of the Company for Good Reason.

The terms "**Cause**", "**Good Reason**" and "**Change in Control**" shall have the meanings given to such terms in the Company's Executive Severance Plan.